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CUSIP No.  553531104                  13G                      Page 1 of 9 Pages
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                                 (Rule 13d-102)

   Information to be Included in Statements Filed Pursuant to Rules 13d-1(b),
       (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2(b)
                             (Amendment No. ____)*

                               MSC Software Corp.
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                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    553531104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 22, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]   Rule 13d-1(b)

[X]   Rule 13d-1(c)

[_]   Rule 13d-1(d)

----------
      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  553531104                  13G                      Page 2 of 9 Pages
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================================================================================

    1       NAMES OF REPORTING PERSONS
            Silver Point Capital, L.P.
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

            22-3849636

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    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a)  [_]

                                                                    (b)  [_]

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    3       SEC USE ONLY

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    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     Delaware

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                                        5     SOLE VOTING POWER

              NUMBER OF                                -0-
               SHARES                   ----------------------------------------
            BENEFICIALLY                6     SHARED VOTING POWER
              OWNED BY
                EACH                                   1,982,100  (See Item 4)
              REPORTING                 ----------------------------------------
               PERSON                   7     SOLE DISPOSITIVE POWER
                WITH
                                                       -0-
                                        ----------------------------------------

                                        8     1,982,100  (See Item 4)
--------------------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,982,100  (See Item 4)
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    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                            [_]
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    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.51(1)%
--------------------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON*

                     OO

================================================================================

* SEE INSTRUCTIONS BEFORE FILLING OUT.

(1) The percentages used herein and in the rest of this Schedule 13G are calculated based upon 30,438,197 shares of Common Stock outstanding, as reflected in the Company's Form 10-Q filed on November 14, 2003 and confirmed by the Company.

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CUSIP No.  553531104                  13G                      Page 3 of 9 Pages
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    1       NAMES OF REPORTING PERSONS
            Edward A. Mule
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a)  [_]

                                                                    (b)  [_]

--------------------------------------------------------------------------------

    3       SEC USE ONLY

--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

--------------------------------------------------------------------------------

                                        5     SOLE VOTING POWER

              NUMBER OF                                -0-
               SHARES                   ----------------------------------------
            BENEFICIALLY                6     SHARED VOTING POWER
              OWNED BY
                EACH                                   1,982,100  (See Item 4)
              REPORTING                 ----------------------------------------
               PERSON                   7     SOLE DISPOSITIVE POWER
                WITH
                                                       -0-
                                        ----------------------------------------

                                        8     1,982,100  (See Item 4)
--------------------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,982,100  (See Item 4)
--------------------------------------------------------------------------------

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                             [_]

--------------------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  6.51%

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    12      TYPE OF REPORTING PERSON*

                  IN

================================================================================

* SEE INSTRUCTIONS BEFORE FILLING OUT.

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CUSIP No.  553531104                  13G                      Page 4 of 9 Pages
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================================================================================

    1       NAMES OF REPORTING PERSONS
            Robert J. O'Shea
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):

--------------------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                    (a)  [_]

                                                                    (b)  [_]

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    3       SEC USE ONLY

--------------------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                     United States

--------------------------------------------------------------------------------

                                        5     SOLE VOTING POWER

              NUMBER OF                                -0-
               SHARES                   ----------------------------------------
            BENEFICIALLY                6     SHARED VOTING POWER
              OWNED BY
                EACH                                   1,982,100  (See Item 4)
              REPORTING                 ----------------------------------------
               PERSON                   7     SOLE DISPOSITIVE POWER
                WITH
                                                       -0-
                                        ----------------------------------------

                                        8     1,982,100  (See Item 4)
--------------------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     1,982,100  (See Item 4)

--------------------------------------------------------------------------------

    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES*                                            [_]

--------------------------------------------------------------------------------

    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.51%

--------------------------------------------------------------------------------

    12      TYPE OF REPORTING PERSON*

                     IN

================================================================================

* SEE INSTRUCTIONS BEFORE FILLING OUT.

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CUSIP No.  553531104                  13G                      Page 5 of 9 Pages
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Item 1(a)         Name of Issuer:

                  The name of the issuer is MSC Software Corp. (the "Company").

Item 1(b)         Address of Issuer's Principal Executive Offices:

                  The Company's principal executive office is located at 2 MacArthur Place, Santa Ana, CA 92707.

Item 2(a)         Name of Person Filing:

                  This 13G is being jointly filed by Silver Point Capital, L.P., a Delaware limited partnership (the "Investment Manager"), Mr. Edward A. Mule and Robert J. O'Shea with respect to the ownership of the shares of Common Stock by Silver Point Capital Fund, L.P. (the "Fund") and Silver Point Offshore Fund, Ltd. (the "Offshore Fund")(2)

                  The Reporting Persons have entered into a Joint Filing Agreement, dated June 10, 2005, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

Item 2(b)         Address of Principal Business Office or, if none, Residence:

                  The address of the principal business office of each of the Reporting Persons is Two Greenwich Plaza, 1st Floor, Greenwich, Connecticut 06830.

Item 2(c)         Citizenship:

                  Silver  Point   Capital,   L.P.  is  organized  as  a  limited
partnership under the laws of the State of Delaware. Both Mr. Mule and Mr. O'Shea are U.S. citizens.

Item 2(d)         Title of Class of Securities:

                  Common Stock, par value $0.01.

Item 2(e)         CUSIP No.:

                  553531104

(2) Silver Point Capital, L.P. is the investment manager of the Fund and the Offshore Fund and by virtue of such status may be deemed to be the beneficial owner of the shares of common stock held by the Fund and the Offshore Fund. Mr. Edward Mule and Mr. Robert O'Shea are Partners of Silver Point Capital, L.P. and have voting and investment power with respect to the shares of common stock held by the Fund and the Offshore Fund and may be deemed to be the beneficial owners of the shares of common stock held by the Fund and the Offshore Fund. Silver Point Capital, L.P. and Messrs. Mule and O'Shea disclaim beneficial ownership of the shares of common stock held by the Fund and the Offshore fund, except to the extent of any pecuniary interest, and this report shall not be deemed to be an admission that they are the beneficial owners of such securities.

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CUSIP No.  553531104                  13G                      Page 6 of 9 Pages
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Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not Applicable.

Item 4            Ownership:

                  A. Silver Point Capital, L.P.

                        (a)   Amount beneficially owned: 1,982,100

                        (b)   Percent of class: 6.51%

                        (c)   Number of shares as to which such person has:

                                    (i)   Sole power to vote or direct the vote:
                                          -0-

                                    (ii)  Shared  power  to vote or  direct  the
                                          vote: 1,982,100

                                    (iii) Sole  power to  dispose  or direct the
                                          disposition: -0-

                                    (iv)  Shared  power to dispose or direct the
                                          disposition: 1,982,100

                  B. Edward A. Mule

                        (a)   Amount beneficially owned: 1,982,100

                        (b)   Percent of class: 6.51%.

                        (c)   Number  of  shares  as to  which  such person has:

                                    (j)   Sole power to vote or direct the vote:
                                          0

                                    (ii)  Shared  power  to vote or  direct  the
                                          vote: 1,982,100

                                    (iii) Sole  power to  dispose  or direct the
                                          disposition: 0

                                    (iv)  Shared  power to dispose or direct the
                                          disposition: 1,982,100

                  C. Robert J. O'Shea

                        (a)   Amount beneficially owned: 1,982,100

                        (b)   Percent of class: 6.51%.

                        (c)   Number  of  shares  as to  which  such person has:

                                    (k)   Sole power to vote or direct the vote:
                                          0

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CUSIP No.  553531104                  13G                      Page 7 of 9 Pages
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                                    (ii)  Shared  power  to vote or  direct  the
                                          vote: 1,982,100

                                    (iii) Sole  power to  dispose  or direct the
                                          disposition: 0

                                    (iv)  Shared  power to dispose or direct the
                                          disposition: 1,982,100

Item 5            Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6            Ownership of More Than  Five  Percent  on  Behalf  of  Another
                  Person:

                  See response to Item 4.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person:

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:

                  Not applicable.

Item 9            Notice of Dissolution of Group:

                  Not applicable.

Item 10           Certification:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.

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CUSIP No.  553531104                  13G                      Page 8 of 9 Pages
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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: June 14, 2005

                                                    Silver Point Capital, L.P.

                                                    By:   /s/ Edward A. Mule
                                                          ----------------------
                                                    Name: Edward A. Mule
                                                          ----------------------
                                                    Its:  Partner
                                                          ----------------------

                                                    /s/ Edward A. Mule
                                                    ----------------------------

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CUSIP No.  553531104                  13G                      Page 9 of 9 Pages
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                                                                       Exhibit A

              AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

      (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

      (ii) Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: June 14, 2005

                                                    Silver Point Capital, L.P.

                                                    By:   /s/ Edward A. Mule
                                                          ----------------------
                                                    Name: Edward A. Mule
                                                          ----------------------
                                                    Its:  Partner
                                                          ----------------------

                                                    /s/ Edward A. Mule
                                                    ----------------------------
                                                    Edward A. Mule, individually